UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2020

Eagle Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Maryland	0-25923	52-2061461
(State or other jurisdiction	(Commission file number)	(IRS Employer
of incorporation)		Number)

7830 Old Georgetown Road, Third Floor, Bethesda, Maryland 20814

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: 301.986.1800

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbols (s)	Name of each exchange on which registered
Common Stock, $0.01 par value	EGBN	The Nasdaq Capital Market

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

The information contained in this Current Report on Form 8-K that is furnished under this Item 2.02, including the accompanying Exhibit 99.1, is being furnished pursuant to Item 2.02 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section. The information contained in this Current Report on Form 8-K that is furnished under this Item 2.02, including the accompanying Exhibit 99.1, shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in such a filing.

Item 2.02. Results of Operations and Financial Condition.

On April 22, 2020, Eagle Bancorp, Inc. (the “Company”) furnished a Current Report on Form 8-K (the “Original Form 8-K”), under Items 2.02 and 9.01, to furnish a copy of its earnings press release for the three months ended March 31, 2020. In connection with its preparation of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, the Company identified an error in the amount reported as retained earnings. The correction of the error resulted in a decrease in Other Assets from $112.2 million to $90.3 million and a decrease in retained earnings from $1.18 billion to $1.16 billion as of March 31, 2020. The error also resulted in a decrease in the capital ratios noted below. The error related to a discrepancy in the consolidating numbers related to common shareholders’ equity resulting from automated system entries in connection with the adoption of the new CECL standard.

Additionally, the Company identified a revision to total nonperforming loans, which increased the total by $705 thousand and resulted in an increase to nonperforming loans and nonperforming assets, and a reduction to the coverage ratio for allowance for credit losses to total nonperforming loans. This revision is the result of a single loan which was paid current in the first quarter and inadvertently removed from nonaccrual status, but did not exhibit the minimum sustained period of performance to be moved back to accrual status. The loan was moved back to nonaccrual status.

The table presented below provides the line items that were revised, showing for each the amount as stated in the Original Form 8-K and the revised amount.

	Original	Revised
Book value per common share at period end	$36.79	$36.11
Tangible book value per common share at period end (1)	$33.54	$32.86
Return on average common equity	7.67%	7.81%
Return on average tangible common equity (1)	8.39%	8.56%
Allowance for credit losses to total nonperforming loans	204.83%	201.80%
Nonperforming loans to total loans (2)	0.60%	0.61%
Nonperforming assets to total assets	0.55%	0.56%
Common Equity to total assets	11.83%	11.64%
Tier 1 capital (to average assets)	11.58%	11.33%
Total capital (to risk weighted assets)	15.69%	15.44%
Common equity tier 1 capital (to risk weighted assets)	12.40%	12.14%
Tangible common equity ratio (1)	10.90%	10.70%

Average Balances (in thousands):
Total assets	$9,469,285	$9,447,663
Total noninterest earning assets	$377,939	$356,317
Total shareholders' equity	$1,212,802	$1,191,180
Tangible common equity	$1,108,105	$1,086,483

Period Ended (in thousands):
Other Assets	$112,211	$90,349
Total Assets	$10,014,081	$9,992,219
Retained Earnings	$731,343	$710,072
Common shareholders' equity	$1,184,640	$1,162,778
Nonperforming loans (in millions)	$47.0	$47.7
Nonperforming assets (in millions)	$55.3	$56.0

(1)	Tangible common equity a non-GAAP financial measure to tangible assets (the "tangible common equity ratio"), tangible book value per common share, and the annualized return on average tangible common equity are non-GAAP financial measures derived from GAAP based amounts, please see non-GAAP reconciliation in the earnings release.
(2)	Excludes loans held for sale.

The Company has also corrected certain other typographical errors in the original press release and aligned the presentation of shares repurchased to the presentation in the Company’s Form 10-Q for the three months ended March 31, 2020.

The Company is furnishing this Amendment No. 1 on Form 8-K/A to provide the revised version of the press release. Exhibit 99.1 to this Amendment No. 1 on Form 8-K/A represents the corrected press release in its entirety and amends and supersedes Exhibit 99.1 to the Original Form 8-K. Other than the corrections described above, the Company has not updated the press release, which speaks as of its original date of April 22, 2020.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release dated April 22, 2020 (Revised)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BANCORP, INC.

By:	/s/ Charles D. Levingston
Charles D. Levingston, Chief Financial Officer

Dated: May 12, 2020